Exhibit 99.1

Trilogy Metals Announces Third Quarter Results and Provides a Corporate and Project Update

VANCOUVER, Oct. 6, 2016 /CNW/ - Trilogy Metals Inc. (TSX, NYSE-MKT: TMQ) ("Trilogy" or the "Company"), formerly NovaCopper Inc., announces its financial results for the third quarter ended August 31, 2016. Details of the Company's financial results are contained in the unaudited consolidated financial statements and Management's Discussion and Analysis which will be available on the Company's website at www.trilogymetals.com, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. All amounts are in United States dollars unless otherwise stated.

Corporate and Project Update

Name Change

In September 2016, we changed our name to Trilogy Metals Inc. to better reflect our Company's naturally diversified resource base. The Company's Upper Kobuk Mineral Projects ("UKMP") are located in the Ambler mining district in northwest Alaska; a region known to host deposits rich in copper, zinc, lead, gold and silver. The Company controls the mineral rights to approximately 353,000 acres of land containing two known mineral belts, the Ambler Schist Belt and the Bornite Carbonate Sequence. The Ambler Schist Belt hosts volcanogenic massive sulphide ("VMS") type mineralization occurring as a series of high-grade polymetallic copper-lead-zinc-gold-silver deposits along the entire 100 kilometer (70 mile) long belt. The Bornite Carbonate Sequence hosts several copper replacement targets around the Aurora and Pardner Hill prospects, in addition to an established resource identified at Bornite. Mineralization at Bornite is open to further exploration. The shareholders had previously voted in favour of the change of the Company's name to Trilogy at our annual and special meeting of shareholders held on May 18, 2016.

Upper Kobuk Mineral Projects

In early August 2016, we wrapped up another successful season advancing the Arctic deposit towards pre-feasibility. The majority of the 2016 project budget of $5.5 million was spent completing a 3,058 metre drill program at the Arctic Project to support geotechnical, hydrological, waste rock characterization and metallurgical studies, as well as resource definition. Substantial field work was also completed to support the continuation of baseline environmental data collection. During the course of the field season, data collection was completed to support an aquatic survey, an avian and large mammal habitat survey, an archaeological survey and expansion of the wetlands delineation and surface quality work. The remaining thirty percent of the LiDAR survey (used to obtain high resolution topographic data) over the UKMP, initiated during the last field season, was completed. The site investigation work completed in 2016 will form the basis for the completion of studies this fall and a future pre-feasibility study on the Arctic deposit. Drill assay results are expected to be released during the fall of 2016.

Sale of Sunward and the Titiribi Project

On September 1, 2016, Trilogy closed the sale of all of the issued and outstanding shares of Sunward Investments Ltd. ("Sunward Investments") to Brazil Resources Inc. ("BRI") for consideration of 5,000,000 common shares of BRI, of which 2,500,000 common shares are subject to a six month holding period, and 1,000,000 BRI warrants, with each warrant exercisable into one common share of BRI for a period of two years from the closing date at an exercise price of Cdn$3.50 for total consideration valued at approximately $8.1 million.  Sunward Investments, through a subsidiary, owns 100% of the Titiribi gold-copper exploration project located approximately 70 kilometers southwest of the city of Medellin, in Antioquia Department, Colombia. Trilogy acquired Sunward Investments and the Titiribi project as part of its acquisition of Sunward Resources Ltd. ("Sunward") in a business combination which closed on June 19, 2015.

The Company reclassified the net assets of Sunward Investments as an asset held for sale and its operations as a discontinued operation, retrospectively, in its third quarter financial statements. The Company expects to realize a gain on the sale of approximately $4.4 million in the fourth quarter of 2016.

Third Quarter Financial Results

The following unaudited selected quarterly information is prepared in accordance with U.S. GAAP.

	in thousands of dollars, except for per share amounts
Selected financial results	Three months ended August 31, 2016 $	Three months ended August 31, 2015 $	Nine months ended August 31, 2016 $	Nine months ended August 31, 2015 $
Amortization	17	32	59	268
General and administrative	311	297	1,030	1,059
Mineral properties expense	3,077	2,771	4,067	3,389
Professional fees	84	334	430	1,180
Salaries	250	281	719	750
Salaries – stock-based compensation	146	211	544	582
Loss from continued operations for the period	3,902	3,964	6,885	7,244
Loss from discontinued operations for the period	353	198	712	198
Loss and comprehensive loss for the period	4,255	4,162	7,597	7,442
Basic and diluted loss per common share	$0.04	$0.04	$0.07	$0.10

For the three months ended August 31, 2016, Trilogy reported a net loss of $4.3 million (or $0.04 basic and diluted loss per common share) compared to a net loss of $4.2 million for the corresponding period in 2015 (or $0.04 basic and diluted loss per common share). For the three months ended August 31, 2016, Trilogy reported a net loss from continuing operations of $3.9 million compared to a net loss of $4.0 million for the corresponding period in 2015. This variance was primarily due to a decrease in professional fees offset by an increase in mineral properties expense. We incurred $0.1 million in professional fees for the three months ended August 31, 2016 compared to $0.3 million for the three months ended August 31, 2015. The significant decrease in professional fees in 2016 is related to the one time transaction costs of $0.6 million incurred in 2015 for the acquisition of Sunward which was accounted for as a business combination. Additional professional fees of $0.1 million related to the sale of Sunward Investments are included in the loss from discontinued operations for the three months ended August 31, 2016. We incurred $3.1 million in mineral properties expense for the three months ended August 31, 2016 compared to $2.8 million for the three months ended August 31, 2015. The increase in mineral property expenses in 2016 is related to higher mining claim maintenance fees, additional environmental field programs conducted during the 2016 program and temporary geology consultants hired for the UKMP.

For the nine months ended August 31, 2016, Trilogy reported a net loss of $7.6 million (or $0.07 basic and diluted loss per common share) which was commensurate with the net loss of $7.4 million incurred for the corresponding period in 2015 (or $0.10 basic and diluted loss per common share). For the nine months ended August 31, 2016, Trilogy reported a net loss from continued operations of $6.9 million compared to a net loss of $7.2 million for the corresponding period in 2015. The increase in mineral property expenses of $0.7 million was offset by a decrease in professional fees of $0.8 million and amortization of $0.2 million. The increase in mineral property expenses to $4.1 million in 2016 compared to $3.4 million in 2015 was attributed to higher costs incurred at the UKMP of $0.2 million for additional environmental studies, $0.1 million for waste characterization and geotechnical work, and $0.1 million in higher claim fees and $0.1 million in additional consultants and personnel costs. The reduction of $0.8 million in professional fees was due to transaction costs incurred of $0.6 million in 2015 for the Sunward acquisition offset against higher professional fees incurred in 2016 for other corporate matters. Amortization expense decreased due to the timing of capital asset purchases. The increase in loss from discontinued operations from $0.2 million for the nine months ended August 31, 2015 to $0.7 million for the nine months ended August 31, 2016 is mainly related to the timing of the acquisition of the Titiribi project in June 2015. In 2016, there were nine months of mineral property expenses incurred compared to two months in the earlier period. Additionally, $0.1 million in professional fees were incurred in 2016 related to the sale of Sunward Investments which forms part of the loss from discontinued operations.

Other differences in the nine months ended August 31, 2016 compared to the nine months ended August 31, 2015 resulted from a decrease in salaries, stock-based compensation and general and administrative expenses offset by an increase in the activity level of investor relations. The decrease in salaries, stock-based compensation and general and administrative expenses was due mainly to continued favorable foreign exchange rates of the US dollar against the Canadian dollar in 2016 compared to the first nine months of 2015. The majority of these expenses are incurred in Canadian dollars. The increase in investor relations of $0.1 million was due to increased marketing activity and conference attendance by Trilogy.

Liquidity and Capital Resources

At August 31, 2016, we had $9.2 million in cash and cash equivalents. We expended $6.7 million on operating activities during the nine month period ended August 31, 2016, compared with expenditures of $6.1 million for operating activities for the same period in 2015. The majority of cash spent on operating activities during both periods was expended on mineral property expenses, general and administrative costs and salaries. The increase in cash spent in the nine months ended August 31, 2016 compared to the corresponding period in 2015 was mainly due to higher mineral property expense for environmental and engineering studies conducted for the UKMP and expenditures incurred in Colombia offset by significantly lower professional fees due to the acquisition of Sunward in 2015.

During the nine month period ended August 31, 2016 and August 31, 2015, we received no cash from financing activities. During the nine month period ended August 31, 2016, we expended $121,000 on investing activities for acquisition of equipment and $17,000 during the corresponding nine month period ended August 31, 2015.

As at August 31, 2016, the Company continues to manage its cash expenditures and management believes that the working capital available is sufficient to meet its operational requirements over the next twelve months. Future financings are anticipated through equity offerings, debt financing, sale of investments, convertible debt, or other means, although there can be no assurance that a financing would be available on terms favorable to the Company, or at all.

About Trilogy Metals

Trilogy Metals Inc., formerly NovaCopper Inc. is a metals exploration company focused on exploring and developing the Ambler mining district located in northwestern Alaska. It is one of the richest and most-prospective known copper-dominant districts located in one of the safest geopolitical jurisdictions in the world. It hosts world-class polymetallic VMS deposits that contain copper, zinc, lead, gold and silver, and carbonate replacement deposits which have been found to host high grade copper mineralization. Exploration efforts have been focused on two deposits in the Ambler mining district - the Arctic VMS deposit and the Bornite carbonate replacement deposit. Both deposits are located within the Company's land package that spans approximately 143,000 hectares. The Company has an agreement with NANA Regional Corporation, Inc., a Regional Alaska Native Corporation that provides a framework for the exploration and potential development of the Ambler mining district in cooperation with local communities. Our vision is to develop the Ambler mining district into a premier North American copper producer.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain "forward-looking information" and "forward-looking statements" (collectively "forward-looking statements") within the meaning of applicable Canadian and United States securities legislation including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, are forward-looking statements including but not limited to anticipated activities at the UKMP, and achieving a pre-feasibility level of study at some point in the future. Forward-looking statements are frequently, but not always, identified by words such as "expects", "anticipates", "believes", "intends", "estimates", "potential", "possible", and similar expressions, or statements that events, conditions, or results "will", "may", "could", or "should" occur or be achieved. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from the Company's expectations include the uncertainties involving the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; uncertainties involved in the interpretation of drilling results and geological tests and the estimation of reserves and resources; the need for cooperation of government agencies and native groups in the development and operation of properties and infrastructure; the need to obtain permits and governmental approvals; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, metal grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; and other risks and uncertainties disclosed in the Company's Annual Report on Form 10-K for the year ended November 30, 2015 filed with Canadian securities regulatory authorities and with the United States Securities and Exchange Commission and in other NovaCopper reports and documents filed with applicable securities regulatory authorities from time to time. The Company's forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. The Company assumes no obligation to update the forward-looking statements or beliefs, opinions, projections, or other factors, should they change, except as required by law.

SOURCE Trilogy Metals Inc.

%CIK: 0001543418

For further information: Trilogy Contacts: Rick Van Nieuwenhuyse, President & Chief Executive Officer, rickvann@trilogymetals.com; Elaine Sanders, Vice President & Chief Financial Officer, elaine.sanders@trilogymetals.com; 604-638-8088 or 1-855-638-8088

CO: Trilogy Metals Inc.

CNW 16:52e 06-OCT-16